In Barcelona, September 30 2015	En Barcelona, 30 Septiembre 2015
THE PARTIES	REUNIDOS
On the one side, Mr. Joel Hackney, of legal age, acting in the name and on behalf of PGI Specialty Materials Inc, and address at 9335 Harris Corners Pkwy #300, 28269 Charlotte, NC, United States, (hereinafter, the "Company"), and

De una parte, Sr. Joel Hackney, mayor de edad, que interviene en nombre y representación de PGI Specialty Materlals Inc, y con domicilio social en 9335 Harris Corners Pkwy 41300, 28269 Charlotte, NC, Estados UnIdos,(en adelante, la "Compañia"), y

On the 'other side, Mr. Jean Marc Gálvez, of legal age and French nationality, and domicile at Calle Josep Vicens Foix, 11 C, 08173 Sant Cugat del Valies, Spain, acting in his own name and behalf (hereinafter, the "Senior Executive").

De otra parte, Sr. Jean-Marc Gálvez, mayor de edad, de nacionalidad francesa, y con domicilio en Calle )osep Vicens Foix, 11 C, 08173 Sant Cugat del Valles, España, que interviene en su propio nombre y derecho (en adelante, el "Alto Directivo").

WHEREAS	MANIFIESTAN
On July 4, 2011 Mr. Jean Marc Gálvez?, initiated his employment relationship with PGI SPAIN, S.L. by rendering services as Manager Vice President Sales Marketing and development EMEA of the Company.	Que el 4 de julio de 2011 el Sr. Jean Marc Gálvez inició su relación laboral con PGI SPAIN, S.L. prestando servicios en calidad de Director Vicepresidente de Marketing y desarrollo de la región EMEA.
On June 22, 2012 Mr. Gálvez was offered a job position as Senior Vice president and General Manager of Europe in Polymer Group Inc effective from April 1, 2012.	Que el 22 de Junio de 2012 el Sr, Gálvez fue ascendido a Vicepresidente senior y Director General de Europa de Polymer Group Inc. con efectos de fecha 1 de Abril de 2012.
In addition on July 4 2012 Mr. Gálvez was appointed as sole director of PGI SPAIN, S.L.	Asimismo el 4 de Julio de 2012 el Sr. Gálvez fue nombrado administrador único de PGI SPAIN, S.L.
On August 11 2015, Mr Gálvez and the Company signed an agreement regarding appointment as sole Director.	El 11 de agosto de 2015, El Sr. Gálvez y la compañia suscribieron un acuerdo relativo a su nombramiento como Administrador solidario.
On September 30 2015, Mr. Gálvez, was removed as sole director.	El 30 de septiembre de 2015, el Sr, Gálvez fue cesado como Administrador solidario.
Nevertheless, the Company wishes to continue hiring Mr. Gálvez service as General Manager for Europe In Polymer Group Inc.	Sin embargo, la compañia está interesada en seguir contratando al Sr, Gálvez como Director General de Europa para el Grupo Polymer Inc.
The Senior Executive, on his turn, is interested in rendering the abovementioned services for the Company.	El Sr, Gálvez está interesado en continuar prestando servicios como Director General de Europa para el Grupo Polymer Inc.

To this end, and in order to set out in full all the necessary conditions, the Company and the Senior Executive have agreed to enter Into this contract (hereinafter, the "Contract"), which Is ruled by Royal Decree 1382/1985, of August 1 governing the special employment relationship of senior executives (the "RD"), subject to the following

Con este fin, y a efectos de recoger en su totalidad todas las condiciones necesarias, ambas partes han convenido la formalizacian del presente Contrato de Trabajo de Alta Direction (en adelante, el "Contralto"), con sujecidn a to dispuesto en el Real Decreto 1382/1985, de 1 de agosto, por el que se reguia la relación laboral de caracter especial del personal de alta direction (en adelante, el "RD") y a las sigulentes

CLAUSES	CLÁUSULAS
1. PURPOSE AND DUTIES	1. OBJETO Y FUNCIONES
1.1 The Senior Executive will be responsible for the general management of the	1.1 El Alto Directivo será responsable de la dirección general de los negocios de la Compañía ysus filiales, Sus responsabilidades incluirán (I)
1.2 The Senior Executive shall render the duties pertaining to his position with autonomy and full responsibility, being limited only by the criteria and instructions issued by the governing body (board of directors) of the Company.

1.2 El Alto Directly debera desempefiar las funclones propias de su cargo con autonomfa y plena responsabilidad, estando limited° Onicamente par los criterios e instrucciones emanados del organ° de gobterno (consejo de admInIstraci6n) de la Compafifa.

1.3 To that end, the Company shall continue granting the Senior Executive with the powers necessary to perform these duties.	1.3 A tal fin, to Compaiiia contInuara mantenlendo los actuates poderes, necesarios pare que el Alto Directivo continde desempellando sus funciones.
1.4 The Senior Executive acknowledges that the employment relationship that links him to the Company Is based In the mutual trust existing between the parties. Therefore, he undertakes to perform his duties and to exercise his rights and obligations in good faith.

1.4 El Alto Directivo reconoce que is relation laboral quo le vincula a la Comprila esta basada en la recfproca conflanza entre las partes, por lo que se compromete a desempeflar sus funciones asf como a ejercer sus derechos y obligaciones de conformidad con las exigencies de la buena fe.

1.5 Likewise, during the term of the Contract, the Senior Executive shall work exclusively for the Company and devote his whole attention to the Company's business.	1.5 Durante la vigencia del presente Contrato, el Alto Directivo debera prestar sus servicios en exclusive pare la Compafila y destinara todos SUS esfuerzos al negocio de la misma.
1.6 Accordingly, the Senior Executive shall refrain from rendering any kind of services either directly non indirectly, for any third party or for himself, or on behalf of any other person or entity or on his own behalf, regardless of the nature of the relationship under which said services are rendered (that Is, If the Senior Executive renders said services as employee, manager, member of the board of directors, shareholder, advisor, consultant, etc.), even if such activities are not considered to be In competition with those carried out by the Company.

1.6 En consecuencia, el Alto Directivo se absendra de prestart services de cualquier naturaleza naturaleza, directa o indirectamente, a ningirn tercero a para si mismo, por cuenta ajena y en beneflcio de un tercero a entidad, o por cuenta propta en su proof° beneficio, cualquiera que sea la naturaleza de la relacien en virtud de la cual se presten dlchos servicios (esto es, si el Alto Directive presta sus servicios en calidad de trabajador, directive, miembro del Consejo de Administration, accionista, etc.) e Incluso si dichos servicios no se consideran competitiyos con respecto a los prestados par la Compania.

1.7 The fixed remuneration as set out in Clause 8.1 of this Contract Includes the compensation for the exclusivity commitment set out above.	1.7 La remuneración fija prevista en la cláusula 8.1 de este Contracto Incluye la compensación por la exclusividad pactada anteriormente.
2. DURATION	2. DURACIÓN
2.1 The Contract shall be of indefinite duration, effective September 30 2015	2.1 El Contrato tendrá una duración indefinida, can efecto 30 Septiembre 2015
3. PLACE OF WORK	3. LUGAR DE PRESTACIÓN DE SERVICIOS
3.1 The services to be rendered under this : Contract shall be carried out in the workplace of the Company located Barcelona, Tuset 23-25.	3.1 El Alto Directivo prestará sus servicios para la Compañia en las oficinas situadas en Barcelona, Tuset 23-25.
3.2 Notwithstanding the foregoing, considering the nature of the Senior Executive's job position, he recognises and accepts that he may be requested to make frequent trips within Spain and abroad.
3.2 No obstante lo anterior, dada la naturaleza del puesto de trabajo del Alto Directivo, éste reconoce y acepta que podrá ser requerido para la realización de viajes frecuentes tanto dentro y fuera del territorio español.

4. WORKING TIME	4. JORNADA
4.1 Given the special nature of the duties d corresponding to the Senior Executive, he will devote all his professional time and energy to the Company and apply all his skills and efforts to the performance of his duties, not being subject to the limits and the distribution of working time established under the legislation applicable to ordinary employees.

4.1 Dada la especial naturaleza de las funciones a desempeñar por el Alto Directivo, éste deberá dedicar al desempeño do dichas funciones el tiempo que sea necesario para el correcto y diligente cumplimiento de las mismas, sin sujeción a los limites ni a la distribución de los horarios de trabajo establecidos por la legislación aplicable a los trabajadores ordinarios.

5. HOLIDAYS	5. VACACIONES

5.1 The Senior Executive is entitled to 22 calendar days as holidays.	5.1 El Alto Directivo tiene derecho a 22 días naturales de vacaciones por año.
5.2 The specific holiday period of the Senior Executive shall be adjusted to the Company's needs. In this sense, the Company may exclude or determine certain holiday periods in accordance with the needs of his position.

5.2 El período específico de vacaciones del Alto Directivo se deberá ajustar a las necesidades de la Compañía. En este sentido, la Compañía podrá excluir ciertos períodos o determinar otros para el disfrute de sus vacaciones, de conformidad con las necesidades de la Compañía.

6. FIXED REMUNERATION	6. RETRIBUCIÓN FIJA
6.1 The Senior Executive shall receive a gross annual base fixed salary of Euro 292.909.	6.1 El Alto Directivo percibirá un salarlo base fijo anual bruto de 292.909 Euros brutos.
6.2 The Senior Executive will be eligible to participate in AVINTIV's merit base pay for performance process and be eligible to receive salary adjustments funded by the company's performance, the individual

6.2 El Alto Directivo tendrá derecho a participar en el procedimiento de méritos para la determinación del salarlo base de AVINTIV, con derecho a percibir las actualizaciones derivadas del desarrollo de la compañía y el desempeño individual y aportaciones del directivo, todo ello de conformidad con su nivel salarial, comparado con el mercado externo e interno.

6.3 The annual base fixed gross salary shall be paid In twelve (12) equal monthly instalments by means of a bank transfer to the bank account designated by the Senior Executive, before the last day of the month to which the payment refers, in accordance with the Company's policy.

6.3 El salarlo fijo anual se abonará en doce (12) pagas mensuales Iguales mediante transferencia bancaria a la cuenta que sea designada por el Alto Directivo, de conformidad con las politices de la Compañía, antes del último día del mes al que el pago se refiere.

6.4 Due to the nature of the position held by the Senior Executive and the responsibility corresponding to such position, the remuneration agreed under Clause 8.1 above will consist of a global compensation for the Senior Executive's working time, regardless of the hours of work actually worked by the Senior Executive.

6.4 En atención a la naturaleza del puesto desempeñado por el Alto Directivo y el nivel de responsabilidad correspondiente a dicho cargo, la remuneración acordada en la Cláusula 8.1 anterior deberá entenderse como una compensación global por todo el tiempo de trabajo del Alto Directivo, con Independencia de las horas de trabajo realmente realizadas por el Alto Directivo.

7. VARIABLE REMUNERATION	7. REMUNERACIÓN VARIABLE

7.1 The Senior Executive will be eligible for AVINTIV's Short Term Incentive (STI) cash program with a total target of 40% of annual base earnings during the performance period	7.1 El Alto Directivo tendrá derecho a participar en el "AVINTIV's Short Term Incentive (STI), cash rogram" consistente en un máximo de 40% del salario base correspondiente al ejercicio en curso.
8. BENEFITS	8. BENEFICIOS
8.1 For the duration of his employment, the Company shall provide the Executive with the use of a company car according to the AVINTIV's Company's car policy for his official and private use, and bear all liabilities and expenses In connection with such use of the company car plus supplementary equipment. The value of this remuneration for working and fiscal effects are calculated for the time that the object is used privately, In accordance with the valid tax regulations In any moment and especially conform the Income Tax Law.

8.1 Durante el periodo de vigencia de este Contrato, la Compañía pondrá a disposición del Directivo un vehículo de empresa de acuerdo con la Politica de Vehículos de AVINTIV. El Directivo podrá utilizar dicho vehículo tanto en el ámbito profesional como en el particular debiendo la Compañía asumir los gastos derivados de dicha utilización del vehículo. El valor fiscal de la renta en especie que se genere por dicha utilización se basará en el uso privativo que realice el Directivo del mismo y que determinará la Compañía de conformidad con la normativa fiscal vigente en cada momento y sobre todo de acuerdo con la Ley del Impuesto sobre la Renta.

8.2 The Company will pay 100% of the medical insurance premium for the Executive and his direct relatives (spouse and two children), according to the medical plan Implemented by the Company.
8.2 La Compañía pagará el 100% de la prima de un seguro médico para el Directivo y sus familiares directos (cónyuge y dos hijos), de acuerdo con la Politica de asistencia médica privada de la Compañía.

9. DEDUCTIONS	9. DEDUCCIONES
9.1 The Company shall make the relevant withholdings on account of the Personal Income Tax and the Social Security contributions applicable under current statutory provisions from the total remuneration paid to the Senior Executive.

9.1 La Compañía efectuará las correspondientes retenciones a cuenta del Impuesto sobre la Renta de las Personas Físicas y las contribuciones de Seguridad Social de conformidad con las disposiciones legales, sobre la remuneración total pagada al Alto Directivo.

10. EXPENSES	10. GASTOS
10.1 The Company will reimburse the Senior Executive ail the travel, meal and representation expenses In which he has reasonably Incurred during the performance of his duties under this Contract. In any case, in order to be entitled to the reimbursement of these amounts, the Senior Executive will have to submit in advance the relevant invoices, receipts and written proofs in accordance with the procedures and policies applicable In the Company.

10.1 La Compañía reembolsará al Alto Directivo todos los gastos de desplazamiento, manutención y representación en que razonablemente haya Incurrido con ocasión del debido desempeño de sus funciones conforme a lo establecido en el presente Contrato. En todo caso, para que el Alto Directivo tenga derecho a dicho reembolso, éste deberá presentar las pertinentes facturas, recibos y justificantes, de conformidad con los procedimientos y políticas aplicables en la Compañía, En todo caso, la Compañía establecerá una política de gastos que tenga como objetivo minimizar la anticipación de gastos por parte del Alto Directivo.

11. TERMINATION OF THE CONTRACT	11. EXTINCIÓN DEL CONTRATO
11.1 Reasons for termination	11.1 Causas de extinción
The present Contract may be terminated due to the breach of any of the obligations foreseen In it as well as for the events contained in RD, unless specific provisions contained in this Contract state otherwise.

El presente Contrato podrá extinguirse como consecuencia del incumplimiento de cualquiera de las obligaciones establecidas en el mismo, y asimismo, por las razones indicadas en el RD, salvo que expresamente se disponga otra cosa en el presente Contrato.

11.2 Termination of the Contract at the Senior Executive's request (sectin 10 of the RD)	11.2 Extinción del Contrato a instancia del Alto Directivo (artículo 10 RD)
(a) Unilateral withdrawal by the Senior Executive (section 10.1 of the RD)	(a) Desistimiento unilateral por parte del Alto Directivo (artículo 10.1 del RO)
In case the Senior Executive wished to terminate the Contract in accordance with section 10.1 of the RD, he shall inform the Company In writing at least three months In advance.
En caso de que el Alto Directivo desee extinguir el Contrato de conformidad con lo establecido en el artículo 10.1 del RD, el mismo deberá informar de su intención a la Compañia, por escrito, tres meses antes de la fecha de extinción propuesta.

In accordance with section 10.2 of the RD, in case of breach of this obligation, the Senior Executive shall indemnify the Company with an amount equivalent to the annual gross fixed and variable remuneration established In Clauses 7.1 and 8.1 that he was receiving at the time of the termination corresponding to the notice period defaulted. In case the Company owed the Senior Executive any certain and claimable amount as of that date, the corresponding amount will be automatically deducted from the amounts payable by the Senior Executive as compensation for the notice period unfulfilled.

De conformidad con el artículo 10.2 del RD, si se incumpliera este preaviso, el Alto Directivo deberá Indemnizar a la Compañía con una cantidad equivalente a la remuneración fija y variable anual bruta previstas en la Cláusulas 7.1 y 8.1 anteriores, que dicho Alto Directivo viniera percibiendo en el momento de la extinción que hubiera correspondido al plazo de preaviso incumplido. En caso de que la Compañía debiera al Alto Directivo alguna cantidad a esa fecha, la cantidad correspondiente será automáticamente deducida de las cantidades a abonar por el Alto Directivo en concepto de compensación por el incumplimiento del preavlso.

(b) Termination of the Contract pursuant to section 10.3 of the RD	(b) Extinción del Contrato al amparo del articulo 10.3 del RD
The Senior Executive may also terminate the present Contract in accordance with and for the reasons stated in section 10.3 of the RD. In such a case, the Senior Executive shall be entitled to the same indemnity set in section 12.3 a).

El Alto Directivo puede asimismo extinguir el presente Contrato por las causas previstas en el artículo 10.3 del RO. En todos estos casos el Alto Directivo tendrá derecho a recibir la Indemnización prevista en el apartado 12.3 a) del contrato.

11.3 Termination of the Contract by the Company	11.3 Extinción del Contrato a instancia de la Compañía
(a) Unilateral withdrawal	(a) Desistimiento unilateral
In the event of termination of the Contract by the Company according to article 11.1 of RD, the Senior executive will be entitled to a severance payment equivalent to a 16 months' salary considering fix, variable, and In kind salary.

En caso de extinción del Contrato al amparo de lo dispuesto en el articulo 11.1 del RD, el Alto Directivo tendrá derecho a percibir una Indemnización equivalente a 16 meses de salario considerando a estos efectos el salario fijo, el salario variable y el salario en especie.

The Senior executive will be entitled to a severance payment equivalent to the indemnity earned as legislative mandated in case of unfair dismissal for an ordinary labour relationship. This severance would be subtracted of the Indemnity set In the precedent paragraph, if the amount of the last Indemnity is higher

El Alto Directivo tendrá derecho a percibir una Indemnización equivalente a la Indemnización prevista en la legislación laboral vigente para la extinción de un contrato de trabajo ordinario por despido improcedente. Esta indemnización será deducida de la indemnización prevista en el párrafo anterior siempi:e que el importe de esta última sea superior

(b) Disciplinary dismissal of the Senior Executive	(b) Despido disciplinario del Alto Directivo
The Company may terminate the Contract in writing and not needing to respect any notice period, through disciplinary dismissal based on a serious and wilful breach by the Senior Executive. In this case, the Company shall not be obliged to pay the Senior Executive any amount as severance compensation.

La Compañia podrá extinguir el Contrato, mediante comunicación escrita y sin mediar preaviso alguno, mediante despido disciplinario basado en un incumplimiento grave y culpable del Contrato. En este caso, la Compañia no estará obligada a abonar al Alto Directivo cantidad alguna en concepto de indemnización.

Without prejudice to the above, both parties agree that in the event that the disciplinary dismissal is deemed to be unfair or null and void by an Employment Tribunal, the Senior Executive shall be entitled to receive, as severance compensation set in precedent section a).

Sin perjuicio de lo anterior, ambas partes acuerdan que en el caso de que el despido disciplinario sea declarado improcedente o nulo por el Juzgado/Tribunal de lo Social, el Alto Directivo tendrá derecho a recibir la indemnización prevista en el apartado a) anterior.

11.4 Deductions
The Company will make the appropriate withholdings and Income Tax ("IRPF") payments in relation to the severance compensation set out in this Clause, in accordance with the law in force at any time.
11.4 Deducciones
La Compañia efectuará las retenciones que correspondan a cuenta del Impuesto sobre la Renta de las Personas Fisicas ("IRPF") en relación con la Indemnización por despido establecida en esta Cláusula, de conformidad con la legislación vigente en cada momento.

12. DUTY OF CONFIDENTIALITY AND SECRECY	12. CONFIDENCIALTOAD Y SECRETO
12.1 The Senior Executive acknowledges that, In the performance of his duties, he may have access to information relating to the Company business, its activities or those of any other entity related to it, its finances or organisation, systems, technology, protected information, know-how, clients of the Company or of its parent company or of any other company related to it (hereinafter, the "Information"). Likewise, the Senior Executive understands that such Information is or may constitute a professional secret and be commercially sensitive, with the consequence being that its disclosure to third parties and, in particular, to Companies that carry out the same activities as the Company, may cause serious harm to the Company or to the legal entities related to it.

12.1 El Alto Directivo reconoce que, en el ejercicio de sus funciones, puede tener acceso a información relativa al negocio de la Compañía, su actividad o a la de cual¬quier otra entidad relacionada con la misma, sus finanzas u organización, sistemas, técnicas, información protegida, know-how, clientes de la Compañía o de las Compañías del Grupo empresarial a que ésta pertenezca (en adelante, la "Infor¬mación"). Asimismo, el Alto Directivo entiende que dicha Información constituye o puede constituir secreto profesional y ser comercialmente sensible, por lo que su conocimiento por terceros y, en particular, por Compañías que desarrollen la misma actividad que la Compañía, puede causar un grave perjuicio a la Compañía o a entidades jurídicas relacionadas con ésta.

12.2 Consequently, the Senior Executive expressly undertakes to use the Information only and exclusively for the purposes of carry out the duties corresponding to his position. Similarly, the Senior Executive undertakes to preserve and treat the Information as entirely confidential during the period in which the Contract is in force or after its termination and, In particular, not to reveal it to any third party without the prior consent of the Company, except in the performance of the duties set out under this Contract or if required by law. The Senior Executive also undertakes not to reproduce, modify or, In general terms, use the Information in a manner different than that required for the performance of his duties.

12.2 En consecuencia, el Alto Directive se compromete expresamente a utilizer la Informacidn anica y exclusivamente con Ia finalidad de cumplir las funciones proplas de su puesto. Igualmente, el Alto Directive se oblige a conserver y tratar come confi-dencial toda la lnformacion durante la vigencla del presente Contrato o despubs de la extincien del mismo y, en particular, a no revelarla a ningtin tercero sin el consentimiento previo de Ia Compafila, excepto en el ejerciclo de ias funciones encomendadas en el presente Contrato o por imperative legal, y a no reproducirla, transformarla ni, en general, usarla de manera distinta a la que sea precise pars el ejerciclo de sus funciones.

12.3 Likewise, the Senior Executive undertakes to return to the Company Immediately upon its request during the term of the Contract and, in any case, without the need to make such request once the Contract is terminated, any Medium of any kind that may contain Information to which he has had access or that has been created by him.

12.3 Asimismo, el Alto Directivo se compromete a restituir inmediatamente a la Compañía, a solicitud de ésta durante la vigencia del Contrato y en todo caso, y sin necesidad ran contener información a la que haya tenido acceso o que haya sido creada por él.

13. APPOINTMENT AS MEMBER OF THE BOARD OF DIRECTORS	13. NOMBRAMIENTO COMO MIEMBRO DEL CONSEJO DE ADMINISTRACIÓN

13.1 In the event the Senior Executive becomes a member of the board of directors and such appointment would be considered incompatible with the special labour relationship agreed in this contract, both parties expressly state that, upon the appointment, the senior executive employment relationship existing between the parties will not be terminated but automatically suspended and the Senior Executive employment relationship will re-start when the Company may, revoke or refrain from renewing his appointment for any reason but Cause. The period rendering services as a Director will be considered as a seniority to all effects.

13.1 En el caso de que en un futuro se produjese la integración del Alto Directivo en el órgano de administración de la Empresa y ello pudiera considerarse Incompatible con el mantenimiento simultáneo de la relación especial de alta dirección que se articula a través del presente Contrato, las partes acuerdan expresamente que la misma no se extingue, sino que queda simplemente suspendida, por lo que en el momento en que, por cualquier "Causa", se produzca la salida del Alto Directivo del órgano de administración de la Empresa, dicha relación laboral especial reactivará su eficacia automáticamente y sin necesidad de requerimiento alguno a Instancias de cualquiera de las partes, resultando computable, a todos los efectos, el periodo de tiempo durante el que hubiera permanecido en el órgano de administración.

13.2 in the event that as a result of the termination of the employment relationship, the Senior Executive suffers an Impairment regarding his entitlement to Unemployment benefits, due to his appointment as Director, the Company grants that It will cover up for any existing impairments.

13.2 En el supuesto de que la extinción de la relación laboral del Alto Directivo suponga un menoscabo de sus derechos relativos a la prestación por desempleo, como consecuencia de su nombramiento como administrador único, la Empresa compensará al Sr. Gálvez por el Importe equivalente a dicha merma.

14. NON- DISPARAGEMENT	14. NO DIFAMACIÓN
14.1 The Senior Executive agrees that he will not at any time publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.

14.1 El Alto Directivo se compromete a que, en ningún momento (ya sea durante o tras la duración del contrato), publicará ni comunicará a ninguna persona o entidad ninguna declaración, manifestación o comentarlo Difamatorio (tal y como se define a continuación), relativo a la Compañía sus matrices y/o filiales, así como a sus respectivos actuales y anteriores miembros, socios, consejeros, directivos, asociados, altos directivos, agentes, apoderados, sucesores y cesionarios.

14.2 By "Disparaging", it should be understood any remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

14.2 Se entiende por declaraciones, manifestaciones y comentarlos "Difamatorio? aquellos que cuestionen la reputación, honestidad, integridad o moralidad o perspicacia del negocio o habilidades relacionadas con cualquier aspecto de las operaciones de negocio del individuo o entidad que sea objeto de difamación.

15. DATA PROTECTION	15. PROTECCIÓN DE DATOS
15.1 In accordance with Organic Law 15/1999 on Protection of Personal Data, the Senior Executive hereby recognises and agrees that the Company may compile, treat and keep data relating to him (the "Personal Data") in order to guarantee observance of this Contract and the legal obligations arising from it such as withholdings on account of Personal Income Tax and Social Security, management, financial communication due to- other items related to human resources and employment issues.

15.1 De conformidad con lo dispuesto en la Ley Orgánica 15/1999 de Protección de Datos de Carácter Personal, la Compañía informa al Alto Directivo de su necesidad de recopilar, tratar, almacenar y utilizar los datos personales revelados por él en la fecha de firma del Contrato y mientras el presente Contrato esté en vigor (en adelante, los "Datos Personajes"), con el fin de formalizar y gestionar este contrato de trabajo y de cumplir con las obligaciones de la Compañia como empleadora (entre otras, el pago de salarlos, pensiones y otros beneficios sociales, las retenciones fiscales y de seguridad social, el cumplimiento de las obligaciones de seguridad e higiene, la gestión de bajas por enfermedad y otras actividades en materia de gestión y comunicación financiera y de recursos humanos).

15.2 The Company declares and guarantees that It shall not gather and/or process any confidential Information in relation to the Senior Executive, including, but not limited to, information on health or medical issues or related to ethnic origin, without the previous written consent of the Senior Executive unless it is strictly required to do so by law. The Company will ask the Senior Executive periodically to review and update his Personal Data that Is held by the Company. Without prejudice to the foregoing, upon his request, the Senior Executive may exercise his right to access, rectify, cancel and oppose the processing of Personal Data which may not be necessary according to the present Contract.

15.2 La Compañia manifiesta y garantiza que no recabará y/o procesará ningún dato personal sensible en relación con el Alto Directivo, Incluyendo, pero sin limitación, Información de tipo sanitario, médico o de origen étnico, sin el previo consentimiento escrito del Alto Directivo, salvo en la medida en que sea estrictamente requerido por ley, La Compañia solicitará periódicamente al Alto Directivo que revise y actualice los Datos Personales que conserva con respecto a éste. Sin perjuicio de lo anterior, el Alto Directivo podrá ejercitar su derecho de acceso, rectificación, cancelación y oposición al tratamiento de los Datos Personales que no sean necesarios de conformidad con el presente Contrato.

15.3 The Senior Executive expressly understands and accepts that the Company may put his Personal Data at the disposal of (I) other Group Companies that operate internationally for Information and group administration purposes; (II) the competent authorities (Including the tax authorities), future employers and potential buyers of the Company or of any of its assets or businesses; (iii) Its accountants, auditors, lawyers and other external professional advisors; and (iv) products or services providers of the Company (established In the European Union or in other countries, some of which may not offer a level of protection equivalent to that existing in the European Union). United Kingdom and the USA are included amongst said countries. In the future, It may be necessary to transfer the Senior Executive's Personal Data to other countries or territories that the Company shall determine.

15.3 El Alto Directive entiende y acepta expresamente que Ia Compafila podrii poner los Datos Personales a disposiciOn de: (i) otras CompaMas del Grupo que operen en el ambito internacional con fines de information y adminIstraclon del grupo; (ii) las autoridades competentes (incluyendo autoridades fiscales), futures empieadores y potenclaies compradores de la Compella o de cuaiquiera de sus actives o negoclos; (iii) sus contables, auditores, abogados y dem6s asesores protesionales externos; y (iv) proveedores de productos o serviclos de la Compafiia (localizados en la Unión Europea o en otros paises, aigunos de los cuales podrian no ofrecer un nivel de proteccion equivalente al que existe en la Union Europea). Entre dichos paises se incluyen el Reino Unido y los Estados Unidos y, en el futuro, podria ser necesario reailzar la transmision a cualesqulera otros palses o territories que determine la Compafifa.

Likewise, the Senior Executive understands and accepts that his Personal Data will be stored in a computer file that may be transferred through the Internet, which by its nature is an unsafe means of communication, within the country or across national borders.

Asimlsmo, el Alto Directive entiende y acepta que sus Dates Personales serAn almacenados en un archive Informatico que podra ser transmitido a tray& de Internet, un medio Inseguro de por si, dentro del pals o traspasando las fronteras nacionales.

16. RETURN OF THE COMPANY'S PROPERTY	16. DEVOLUCIÓN DE PROPIEDAD DE LA COMPAÑÍA
16.1 Upon the termination of the Contract for whatever reason, the Senior Executive shall return to the Company, with acknowledgment of receipt, any items that may have been received from the Company including, but not limited to, any documents, books, materials, files, correspondence, codes, software, computer applications, mobile phones, computers, laptops, tablets, hardware, papers and information (or any other items regardless of where they are located related to the activities of the Company or of any other entity related to it, magnetic disks containing information related to the Company's activities, as well as all keys, credit cards and any other object which is the property of the Company or of any entity related to It (including, specifically, any card provided by the Company) that may be In the Senior Executive's possession or under his control.

16.1 En el momento en que se produzca la extinción del Contrato, cualquiera que sea la causa de la misma, el Alto Directivo entregará a la Compañia, con acuse de recibo, todos aquellos objetos que el Alto Directivo hubiese recibido de ésta, entre los cuales, y de forma meramente enunciativa, se incluyen todos los documentos, libros, materiales, registros, correspondencia, códigos, software, aplicaciones informáticas, teléfonos móviles, ordenadores, portátiles, tablets, hardware, papeles e información (o cualquier otro medio cualquiera que sea el lugar en que se encuentre) relacionados con la actividad de la Compañía o con cualquier otra entidad relacionada con la misma, discos magnéticos en los que se haya registrado tarjetas de crédito, y cualquier otro objeto propiedad de la Compañía o de cualquier otra entidad relacionada con ésta (incluyendo, especialmente, cualquier tarjeta proporcionada por la Compañía) que pueda estar en posesión del Alto Directivo o bajo su control.

16.2 Likewise, the Senior Executive undertakes to remove permanently any information related to the activities of the Company or of any entity related to it registered under any kind of magnetic, optical or electromagnetic medium that may be in his possession, custody, care or control. The Senior Executive acknowledges that he Is not entitled to keep copies of said documentation.

16.2 Asimismo, el Alto Directivo se compromete a eliminar definitivamente cualquier información referente a la actividad de la Compañia o a cualquier otra entidad relacionada con ésta, registrada en cualquier tipo de soporte magnético, óptico o electromagnético que se encuentre en su posesión, custodia, cuidado o bajo su control. El Alto Directivo reconoce que no tiene derecho a conservar copia alguna de esta documentación.

17. PARTIAL NULLITY	17. NULIDAD PARCIAL
17.1 In the event that any of the clauses of this Contract is declared null and void, the validity of the remaining clauses shall not be affected.	17.1 La eventual nulidad de alguna o algunas de las Cláusulas del presente Contrato no afectará a la validez de las restantes Cláusulas.
18. CHANGE OP DETAILS	18. LEY APLICABLE Y JURISDICCIÓN
18.1 The Senior Executive shall immediately communicate to the Company any change of status or change in the personal or professional details which might be relevant for the purposes of the employment relationship, or regarding the Company's Social Security or tax obligations. In the event that the Senior Executive falls to comply with this obligation he shall compensate the Company for any damages suffered as a consequence of the breach.

18.1 El Alto Directivo deberá comunicar inmediatamente a la Compañía cualquier variación de sus detalles personales o profesionales que pudiera ser relevante a los efectos de la relación laboral o de las obligaciones de la Compañía en materia fiscal o de Seguridad Social. En caso de que el Alto Directivo incumpla esta obligación, éste deberá Indemnizar a la Compañía por los daños y perjuicios sufridos como consecuencia de dicho incumplimiento.

19. GOVERNING LAW	19. LEY APLICABLE Y JURISDICCIÓN
19.1 This Contract will be subject to the provisions of Spanish Law and specifically, to that included in Royal Decree 1382/1985, of 1 August, governing the special relationship of senior executives and to the provisions set out In the applicable civil or mercantile legislation and to the general principles thereof

19.1 El presente Contrato se regirá por lo establecido en la Ley española y especialmente por lo dispuesto en el Real Decreto 1382/1985, de 1 de agosto, por el que se regula la relación laboral de carácter especial de alta dirección.

The section headings contained herein are for reference purposes only and shall not In any way affect the meaning or interpretation of this Contract.	Los encabezamientos contenidos en este Contrato tienen sólo efectos de referencia y no afectarán en ningún modo el significado o interpretación de este Contrato.
This Contract has been drafted in English and In Spanish. In the case of any discrepancy between the versions, the English version will apply. The Senior Executive has fully understood the content of this Contract and declares that there Is no circumstance which may limit or restrict the signing of the same, as well as the Senior Executive has completely understood the validity and enforceability of each of its clauses.

Este Contrato ha sido redactado en inglés y en castellano, En caso de existir discrepancias entre las dos versiones, la redacción en Inglés gozará de preferencia. El Directivo ha comprendido totalmente el contenido del presente contrato, y declara que no existe ninguna circunstancia que pueda limitar o restringir la celebración del mismo, ad como la validez y ejecutabilidad de cada una de sus cláusulas.

In witness whereof, the parties initial each page and sign at the end of the two counterparts of this Contract, In the place and date first written above
Como expresión de su consentimiento, las partes rubrican cada hoja y firman al pie de los dos ejemplares en que se formaliza el presente Contrato, en el lugar y la fecha indicados en el encabezamiento.

Mr. Joel Hackney	Sr. Joel Hackney
Signed:	Firmado:
/s/ Joel Hackney	/s/ Joel Hackney
Mr. Jean Marc Gàlvez Signed:	Sr. Jean Marc Gàlvez Firmado:
/s/ Jean Marc Gàlvez	/s/ Jean Marc Gàlvez

101 Oakley Street Evansville, Indiana 47710 Tel: (812) 306-2202 Fax: (812) 492-9364
Ed Stratton
 Executive Vice President — Human Resources
December 18, 2016
Jean-Marc Galvez
PGI Spain S.L.U.
c/Tuset 23 — 25 5
 Barcelona, Spain 08006
Dear Jean-Marc,
I am pleased to confirm your international assignment by Berry Plastics Corporation (the "Company") from Spain ("Home Country") to Evansville, IN, USA ("Host Country"). This letter outlines the terms of our agreement including your compensation and other financial arrangements. Many of these terms are contained in the Company's current International Assignment Policy ("Policy"), to which you should refer for additional information regarding each of the topics herein. The Company reserves the right to modify the provisions of the policy at its discretion, You will be notified of any policy changes as they are implemented. Expatriate employees participate in their Home Country compensation and benefits programs, and generally do not have the choice to participate in local Host Country plans. However, the terms of the Senior Executive Employment Contract you signed dated September 30, 2015 ("the Employment Contract") will continue to apply and control your employment relationship with the Company for the duration of your international assignment.
Position
Your assignment position will be President, Consumer Packaging Division which is in the Pres & CFO career band, reporting to the CEO. Your assignment will be effective January 1, 2017, but is conditional upon and subject to you obtaining and maintaining throughout the term of your international assignment any required passport, visa, resident and/or work permits and any related documents, as well as compliance with any required medical or government clearances. Your assignment is expected to last for three (3) to seven (7) years. The maximum length of the visa is 7 years. To stay longer than 7 years, you must have applied and been approved for permanent resident status and agreed to a U.S. compensation and benefits package. If you do not stay in the U.S. as a permanent resident, at the 7 year mark, the Company will repatriate you and either offer you an equivalent position, or, if no equivalent position exists, terminate you in accordance with your Employment Contract. If you decline the equivalent position, no severance will be paid. If you choose to repatriate due to any reason beginning at the 6 year mark, the same treatment will apply.
Work Permits/Visas
Barnes and Thornburg will work with you to coordinate the acquisition of proper visas, resident and/or work permits for you, and if/when applicable, any accompanying eligible dependent family members. The final move with you / your family to the United States must not take place until your visa, resident and/or work permit is obtained along with the accompanying visas or permits required for any eligible dependent family members.

Compensation
Your annual base salary will be EUR 450,000.00 and you will be next eligible for a merit increase in April 2018 consistent with Spain compensation guidelines.
Bonus
During your assignment, you will participate in the Company's Annual Bonus Plan. Your target bonus will be 65% of your base salary.
Benefits Coverage
You, your spouse and children under the age of 26 that are based in the United States will be eligible to participate in the Company's U.S. health program which covers medical, dental and vision. Insurance premiums will be paid by the Company. Your Spanish health insurance will be maintained by the Company in the same manner as if you were located in Spain.
Payroll
You will continue to be paid from the Spain payroll following your regular payroll cycle. Your employee benefits contributions and actual social security contributions, if applicable, will be deducted from your salary. If required by local regulations, a portion of your salary will be paid in your assignment location with a corresponding reduction of the same amount from the Spain payroll.
You are responsible for ensuring the compensation payments received each pay period are consistent with your base salary and allowances as provided to you by Weichert. Any overpayments or underpayments should be brought to the attention of Weichert immediately.
Allowances
Goods and Services (G&S): Subsequent to your arrival in the United States an amount may be included in your paycheck representing the difference between the costs of basic goods and services in Spain and in the United States. This differential payment will be based upon data received from the Company's international compensation consultants, Weichert.
Additionally, throughout the duration of your assignment, the G&S differential may fluctuate with foreign exchange rates and inflation adjustments in both your home and host locations. The differential will take effect when you move into a "permanent residence" (or serviced temporary accommodations with cooking facilities) in the United States and have secured your work permit and visa. It will not be paid during the period for which you are receiving temporary living expense reimbursements, or prior to receiving your work permit.
If you are present in the United States prior to obtaining your work permit, your presence will be considered a business trip, and expenses shall be managed via the Company's normal ME process.
Currently your G&S differential would be USD 2,891.42 USD monthly for a family size of three in the host country. Please note that your actual Goods and Services differential may be more or less than this amount based on the Weichert data available at the time that you actually move into rented accommodations in the United States. If applicable, please advise your Weichert relocation consultant if a family member leaves/joins the assignment location for a period greater than 4 weeks so that the G&S can be adjusted accordingly.

Housing: Your budget for housing in the United States will be USD 48,000.00 per year. Reasonable and customary utility costs for gas, oil, water, sewer, trash, electricity and standard cable TV and internet access only will be reimbursed to you separately. Utility costs do not include gardeners, household servants, security guards, pool maintenance, or telephone. Should you decide to select housing above the budget determined by the Company, you will be required to pay the additional housing cost. Any personal contribution above the budget may continue until the expiration of the lease including any legally required notice to terminate the lease.
Your housing benefit includes a furnished apartment during the period of January 2017 through August 2017.
Relocation
A Relocation Repayment Agreement will need to be signed by you in order to receive relocation benefits for your expatriation or transfer to another assignment. If your employment with the Company terminates within 24 months of the Start or Transfer Date as stated in paragraph 4(e) of the Relocation Repayment Agreement, and in connection with such termination, you are not entitled to severance payments under the Employment Contract you signed dated September 30, 2015, you will repay the Company an. amount equal to the "Miscellaneous Relocation Allowance" pursuant to the Assignment Letter and other move related expenses (i.e. house hunting trip, shipment 'of goods, temporary living, visa/immigration costs), prorated monthly.
Pre Assignment Visit: The purpose of the pre-assignment visit is for you to become familiar with the area and find suitable housing in the United States. The Company will reimburse you for round-trip airfare (based on the current business travel policy) and for reasonable living costs for a period of up to seven days. The Company has contracted with Weichert to offer home finding and settling-in services to all the company's assignees worldwide.
Miscellaneous Relocation Allowance: The Company will provide you with a net allowance of USD 36,000 or home currency equivalent to defray the miscellaneous relocation expenses and appliance repurchase costs you may incur at the beginning of your assignment. The allowance upon repatriation to Spain will be a net allowance of USD 10,000 or home currency equivalent. In certain foreign tax locations, receipts are needed to substantiate a company tax deduction for this payment. This can occur upon your original move or upon when your family moves at a later time.
Transportation to/from Assignment Location: You will be reimbursed for the cost of air transportation for you (and your eligible accompanying family dependents, if applicable) at the beginning and end of your assignment between Barcelona, Spain and Evansville, IN, United States in accordance with the company's travel policy. Flights should be booked through the Company's travel service and expenses submitted through the company's T&E, with copies to Weichert counselor for tracking purposes.

Temporary Living Expenses: The Company will reimburse reasonable temporary living accommodations, meals and incidental expenses incurred prior to your departure from Spain and upon your arrival in the United States for a period of up to 45 days in total. Family interim living expenses will be reimbursed for a period of up to thirty (30) days in total. If required, temporary living expenses in Spain are reimbursed to you through Weichert with supporting receipts submitted, for your meals and incidentals. Hotel accommodations in the host country should also be expensed through Weichert.
Shipment/Storage of Household Goods: The Company will assume all reasonable costs incurred in insuring and shipping your household and personal belongings to Host Country (refer to the limitations on amounts to be shipped). The Company will also pay for any import duties and other expenses necessary for the actual delivery of your goods. Should you decide to sell or rent out your home, limited, long-term storage will be offered.
It is important to note that only one departure and destination site is approved for your household goods shipment.
The Company reserves the right not to ship very large, unusual or very valuable items. Any single item valued at more than an amount equal or equivalent to USD 5,000 is to be insured separately with the mover and at your personal expense.
Prior to your move, you will be required to complete and promptly submit an inventory list in order for your goods to be covered by the applicable insurance policy. It is important that you indicate the replacement value at destination for each item. If an item should get lost or damaged beyond repair during the shipment, the replacement value is the amount you will be reimbursed for replacement of any lost or damaged items provided you complete and submit the required documentation within the allotted time frame. Please consult the Company's International Assignment policy for details.
Weichert is the Company's worldwide relocation coordinator and will arrange for storage and/or shipment of household goods.
Upon completion of your assignment and return to the Spain or reassignment to another location, the Company will allow you a 10% gratis over your shipment's original weight. Any fees for shipment above the 10% additional weight from your original shipment will be billed to you personally.
Language and Cross-Cultural Training: The Company will provide language training (if applicable) for you and your spouse and cultural assimilation training for you and your eligible family members through an outside firm.
Home Leave Trip
The Company will reimburse you for air travel to Barcelona, Spain in accordance with the International Assignment Policy. After your family's move to Evansville, IN, you will also be reimbursed for the expense of a rental car for up to a maximum of 30 days during your home leave trip(s) in your home leave destination. Home leave may be taken after you have completed six months in your assignment location. Two annual home leave trips will be reimbursed for you, your spouse and your dependent children under age 26 residing in the host country. In addition, any dependent children under age 26 not residing in the host country will be entitled twice per year to visit you at the host location. Employees are not eligible for home leave within six months of your known repatriation date. Vacation time is utilized during home leave.
Vacation Time/Public Holidays
Your vacation time during your international assignment will be based on the vacation policy of your home country for compensation purposes. If less than 4 weeks' vacation would be granted by this policy, additional days would be provided to allow for the 4-week minimum.

You will follow the local holiday closing schedule in the United States for the duration of your assignment. Your local HR professional will provide this schedule to you upon arrival in your assignment location.
Host Country Transportation Assistance
You and your spouse will be provided with transportation assistance in your assignment location in accordance with the Host Country car policy (attached). You will be reimbursed for expenses related to its operation and maintenance in accordance with this policy and the International Assignment Policy. The International Assignment Policy refers to the local Host Country car policy only to define the level of car or transportation allowance provided for use and the protocol for gas and maintenance expenses.
Tax Assistance
While on international assignment, you will be covered by the Company's current Tax Equalization Policy. In accordance with that policy, an estimated hypothetical Federal and State and actual or hypothetical as applicable social security tax will be retained from all sources of your Company compensation (base, bonus, stock options, other awards). Your current estimated annual hypothetical tax amount has been determined to be 160,342 FUR based upon your base salary and family size. Hypothetical tax on your bonus payout, long term incentives, and other awards will be calculated at the time these payments are realized. The hypothetical tax amount on these payments will generally be at a higher rate than that on the base salary.
In return for your contribution of hypothetical taxes, the Company will be responsible for the payment of your actual Spain and United States income tax liabilities on Company income, as well as the United States social security tax, if applicable. However, you will be responsible for funding any Spain or United States tax liability on personal income. Spain and United States tax resulting from extraordinary personal transactions and windfall type income (lottery, etc.) will also be your personal responsibility. The Company reserves the right not to reimburse foreign taxes on income resulting from the sale or disposition of personal assets. Such transactions may typically be deferred until the assignment is concluded. In addition, we request that you advise the Compensation Department prior to the exercise of any stock options. This notification is meant to assist the Corporation in minimizing foreign tax which can add substantial additional cost to the Company.
To assist you in the preparation of your annual Spain and United States income tax returns, the Company has retained the services of KPMG. These services will be limited to the preparation of all required income tax returns and the tax settlement calculation. The final tax settlement will calculate what your tax on this income would have been if you had stayed at home based on the provisions of the Tax Equalization policy of the Company. This final "stay-at-home tax" will then be compared to the hypothetical income taxes withheld as well as the actual Federal, state and local/city income taxes you personally paid. After the final reconciliation, you may owe the Company, or the Company may owe you.
By signing this letter you agree to repay any and all moneys owed to the Company within 45 days of receiving notification. If payment is not received within 45 days, you specifically acknowledge the Company reserves the right to and is entitled to withhold funds from your regular payroll as a settlement of the debt and/or charge interest on any unpaid amount.
As a condition of this assignment and as stated in the Company's Tax Equalization Policy, all tax benefits including but not limited to Foreign Tax credits and Foreign Earned Income & Housing Exclusions belong to the Company. The Company will utilize these benefits and credits to reduce its overall tax burden. Any tax refund resulting from the utilization of foreign tax paid by the Company relating to your assignment belongs to the Company. This includes the period in which you are on assignment and also may include tax periods prior to or subsequent to your return from assignment.

Any tax penalties or interest resulting from late filing or underpayment of tax reasonably attributable to your failure to comply with date requests from KPMG or the Company will be your responsibility. You will receive a Pre-Assignment Consultation with KPMG to review these tax terms and conditions. Should you require personal tax advice not related to your assignment, you may engage KPMG at your own expense. The Company will not bear any personal tax advice expenses and will seek reimbursement from you in the event any charges are incurred and billed to the Company.
Standards of Conduct
During the assignment, you will comply with the Company's Code of Business Ethics and you are required to maintain a standard of conduct that does not bring discredit upon yourself, your supervisors or upon the Company or the Host Country.
You are also expected to abide by the laws and regulations of the Home Country and the Host Country, including but not limited to local bribery laws and the United States Foreign Corrupt Practices Act. You agree that you will not pay, give or offer, or promise to pay, give or offer any money or any other thing of value, directly or indirectly, to or for the benefit of any government official, political party, candidate for political office or public international organization, or any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party, candidate for political office or public international organization, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company's business.
Data Protection
Personal information related to you and any accompanying eligible dependent family members in connection with your employment and your assignment will need to be processed for purposes related thereto, and such information may need to be sent to and from the Home Country and the Host Country. The laws and regulations relating to the processing of data in these countries may differ from those of your Home Country and from one another. By signing below, you unequivocally agree on behalf of yourself and your partner to all such transmittal and processing of such data.
Termination of Assignment or Employment
Assignment Termination:
The international assignment may be terminated at any time for any reason in accordance with the details explained below.
Voluntary Resignation:
In the event that you should, of your own volition, terminate employment with the Company while you are on assignment for reasons other than exceptional circumstances (addressed below), the Company will assume no responsibility for the costs of return transportation for you and your family, nor the expenses of shipping your household goods back to Spain. All expatriate benefits will cease at the date of termination with the exception of the tax preparation services and tax equalization calculation services under the Tax Equalization Policy. The expatriate tax preparation benefit under the Policy will continue until such time that the benefit of the foreign earned income exclusion and the benefit of any foreign taxes paid on your behalf by the Company have been remitted to the Company through the tax equalization calculation as stated in the Policy. The Relocation Repayment Agreement will apply, notwithstanding your termination of employment. In this situation, you will provide the Company with three (3) months notice of your resignation unless the parties specifically agree to an alternate arrangement.

In the event that exceptional situations occur, the parties may opt between terminating your Employment Contract or repatriating you to Spain in an equivalent position. In such event, you must offer six (6) months transition time.
Employment Termination for Cause:
If the Company terminates your employment for cause, no relocation, severance and/or other benefits, including housing or schooling, will be provided after the effective date of termination. The expatriate tax preparation benefit under the Tax Equalization Policy will continue until such time that the benefit of the foreign earned income exclusion and the benefit of any foreign taxes paid on your behalf by the Company have been remitted to the Company through the tax equalization calculation as stated. Any payments due to or received by you as a result of your separation from service while on assignment will be owed to the Company. This would consist of amounts resulting from tax settlement calculations or tax advances the Company has made to you. The Relocation Repayment Agreement will apply, notwithstanding your termination of employment.
Involuntary Termination without Cause:
In the event that the Company, for any reason other than cause, finds it necessary to terminate your assignment, the Company will repatriate you to Spain and offer you an equivalent position within the Company if such a position is available. If an equivalent position is not available, the Company will terminate your employment in accordance with your Employment Contract. The Company will provide you with one (1) month notice before repatriating you.
If you elect to return to the Spain within three months of termination, the Company will be responsible for the cost of return economy class airfare for you and your family, as well as the reasonable costs associated with the shipment of your household goods. You will not be eligible for any other relocation benefits and all expatriate benefits will cease at the date of termination with the exception of the tax preparation services and tax equalization calculation services under the Policy. The expatriate tax preparation benefit will continue until such time that the benefit of the foreign earned income exclusion and the benefit of any foreign taxes paid on your behalf by the Company have been remitted to the Company through the tax equalization calculation as stated in the Policy. You may also be obligated to continue payment of your home country housing obligation if you remain in company paid housing for an interim period. In the event of an involuntary employment termination, the Relocation Repayment Agreement will no longer apply.
No Other Assurances/ Modification in Writing
You acknowledge that in signing this letter you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated in this letter.
No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this letter. This letter cannot be changed or modified except by written agreement signed by both you and an authorized representative of the Company.

Governing Law
This letter will be governed by, and interpreted in accordance with, the laws of Spain. Any dispute regarding your Employment Contract specifically will be governed by the laws of Spain. To the extent that you are entitled to rights, benefits or compensation under the laws of both Spain and the United States, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this letter agreement, so that any advantages that may accrue to you under the laws of both jurisdictions may not be combined.
Please acknowledge your receipt of this letter and your understanding of the terms of the assignment by signing the attached copy and returning it to me.
Very truly yours,
/s/ Ed Stratton
 Ed Stratton
EVP – Human Resources
Accepted:  /s/ Jean-Marc Galvez
                    Jean-Marc Galvez
Date:        December 18, 2016
cc:
Weichert, BERRY PLASTICS Global Mobility Vendor
 KPMG

RELOCATION REPAYMENT AGREEMENT

Upon receipt of consideration, the sufficiency of which is acknowledged, the undersigned agrees as follows:
1.	Berry Plastics (the "Company") has no obligation to pay or reimburse for any expenses associated with the relocation of my worksite from:
Barcelona, Spain
to:
Evansville, IN, United States
unless and until I return this Relocation Repayment Agreement ("Agreement") and Assignment Letter fully and properly completed and signed to the Company's HR Department.
2.
If my employment with the Company terminates within 24 months of the Start or Transfer Date as stated in paragraph 4(e) below, and in connection with such termination, I am not entitled to severance payments under the Employment Contract I signed dated September 30, 2015, I will repay the Company an amount equal to the "Miscellaneous Relocation Allowance" pursuant to the Assignment Letter and other move related expenses (i.e. house hunting trip, shipment of goods, temporary living, visa/immigration costs), prorated monthly.

3.
I hereby authorize the Company to withhold any amount owed pursuant to this Agreement and not otherwise directly repaid by me for any amounts owed to me by the Company but not yet paid to me including, but not limited to, salary, accrued vacation or other amounts. If amounts owed to me by the Company are insufficient to meet my obligation to repay the Company pursuant to this Agreement, I will repay the Company directly the amount owed but not recovered through withholding within 60 days after my termination date.

4.	I acknowledge and agree that:
a.	I have received and read the Berry Plastics's current INTERNATIONAL ASSIGNMENT POLICY.
b.	I understand the terms, conditions and benefits outlined in the Assignment Letter will be bound by and must, as a condition of receiving benefits, follow such terms and conditions.
c.	I have read and understand this Agreement, including but not limited to, the obligation to repay the Company.
d.	Nothing in this Agreement creates a contract or guarantee of employment between the Company and me for any period of time.
e.	My Start/Transfer Date is: ___________________
EMPLOYEE'S NAME (Please print)
EMPLOYEE'S SIGNATURE (Please sign)
TODAY'S DATE